Exhibit 10.43

ROYALTY AGREEMENT

THIS ROYALTY AGREEMENT (the “Agreement”) is entered into as of January         , 2019 (the “Effective Date”), by and among FLEX INNOVATION GROUP LLC, a Delaware limited liability company, having offices at 800 Boylston Street, 24th Floor, Boston, MA 02199 (the “Company”), Bruce Bean, an individual with an address of ***** (“Bean”), Donald MacKinnon, an individual with an address of ***** (“D. MacKinnon”), Roderick MacKinnon, an individual with an address of ***** (“R. MacKinnon,” and together with Bean and D. MacKinnon, the “Scientific Founders”) and Christoph Westphal, an individual with an address of ***** (“Westphal,” and together with the Scientific Founders, the “Founders”). Each of Company, Bean, D. MacKinnon, R. MacKinnon and Westphal may be referred to in this Agreement as a “Party” and collectively as the “Parties.”

WHEREAS, pursuant to that certain Founders Agreement between Westphal on behalf of Flex Pharma, Inc. (“Flex Pharma”) and the Scientific Founders dated as of February 25, 2014 and in consideration for the mutual covenants set forth therein, and the agreements executed pursuant thereto, including, without limitation, that certain Patent Assignment Agreement dated March 20, 2014, and that certain Technology Assignment Agreement dated March 20, 2014, Flex Pharma, Inc. agreed to pay the Founders certain royalty payments in accordance with the terms and conditions of that certain Royalty Agreement dated as of March 20, 2014; and

WHEREAS, the Company has been granted exclusive rights to certain intellectual property as set forth in the License Agreement (as defined below) by Flex Pharma, and, in connection with such grant, the Company is willing to assume the obligation to make certain payments to the Founders as provided in this Agreement;

NOW, THEREFORE, in consideration of the foregoing premises and the covenants and promises set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.	DEFINITIONS

1.1 “Affiliate” with respect to any entity, shall mean any company or entity controlled by, controlling, or under common control with such referenced entity and shall include any company more than 50% of whose voting stock or participating profit interest is owned or controlled, directly or indirectly, by such referenced entity, and any company which owns or controls, directly or indirectly, more than fifty percent (50%) of the voting stock of such entity.

1.2 “Competitive Activity” has the meaning set forth in Section 3.4(a).

1.3 “Gross Sales” shall mean the gross amount invoiced by the Company or its Affiliates or Licensees for sales of a Product to Third Parties, including sales to distributors, reduced by any amounts actually paid for product returns, damaged products, refunds, invoice discounts, freight charges, sales taxes and chargebacks (including but not limited to chargebacks related to shipping, theft, loss, or damaged products), in each case that are directly related to sales of the Product.

1.4 “License Agreement” means that certain License Agreement dated as of the date hereof by and between Flex Pharma and the Company.

1.5 “Licensee” shall mean any person or entity that licenses or sublicenses assets or rights (including intellectual property) from the Company or an Affiliate of the Company to develop, manufacture, or sell Products.

1.6 “Product” shall mean any and all products sold by Company, its Affiliates or Licensees (whether or not covered by patents licensed under the License Agreement) that both: (i) is marketed for use in stopping, preventing, relieving or otherwise treating muscle cramping or muscle soreness, or aiding muscle recovery after exercise, and (ii) contains a TRPV1, TRPA1 or ASIC ion channel activator.

1.7 “Term” has the meaning set forth in Section 4.

1.8 “Third Party” shall mean any person or entity other than the Company, the Company’s Affiliates or the Founders.

2.	ROYALTY

2.1	Royalty.

(a) For the period commencing on of the Effective Date and expiring on the tenth (10th) anniversary of the Effective Date, within forty-five (45) days after the end of each calendar quarter during which Products are sold commercially, the Company shall pay to each Founder a royalty at the rate set forth opposite the applicable Founder’s name below on Gross Sales of Products during such calendar quarter:

Founder	Royalty Rate
Bean	0.417%
D. MacKinnon	0.417%
R. MacKinnon	0.417%
Westphal	0.75%

(b) For the period commencing on the tenth (10th) anniversary of the Effective Date and expiring on the twentieth (20th) anniversary of the Effective Date, within forty-five (45) days after the end of each calendar quarter during which Products are sold commercially, the Company shall pay to each Founder a royalty at the rate set forth opposite the applicable Founder’s name below on Gross Sales of Products during such calendar quarter:

Founder	Royalty Rate
Bean	0.25%
D. MacKinnon	0.25%
R. MacKinnon	0.25%
Westphal	0.25%

2.

2.2 Reports. Royalty payments and reports for the sale of Products shall be calculated and reported for each calendar quarter. Each payment of royalties shall be accompanied by a report of sales of Products in sufficient detail to permit confirmation of the accuracy of the royalty payment made, including, without limitation, the number of Products sold, the Gross Sales of Products, the royalties payable and the method used to calculate the royalty.

2.3 Manner and Place of Payment. All payments hereunder shall be payable in U.S. dollars. All payments owed under this Agreement shall be made by wire transfer to a bank and account designated in writing by the Party receiving such payment.

2.4 Income Tax Withholding. Each Founder will pay any and all taxes levied on account of any payments made to him under this Agreement. If any taxes are required to be withheld by the Company, the Company will (a) deduct such taxes from the payment made to such Founder, (b) timely pay the taxes to the proper taxing authority, and (c) send proof of payment to such Founder and certify its receipt by the taxing authority within 30 days following such payment.

2.5 Audits. During the term of this Agreement and for a period of three years thereafter, the Company shall keep (and shall cause its Affiliates and Licensees to keep) complete and accurate records pertaining to the sale or other disposition of Products in sufficient detail to permit the Founders to confirm the accuracy of all royalty payments due hereunder. The Founders holding a majority in interest of the royalties payable hereunder shall have the right to cause an independent, certified public accountant reasonably acceptable to the Company to audit any such records in the Company’s or its Affiliate’s possession to confirm sales and royalties for a period covering not more than the preceding three years. Such audits may be exercised during normal business hours upon reasonable prior written notice to the Company. Prompt adjustments shall be made by the Parties to reflect the results of such audit. The Founders requesting such audit shall bear the full cost of such audit unless such audit discloses an underpayment by the Company of more than 10% of the amount of royalties due under this Agreement during the audited period, in which case, the Company shall bear the full cost of such audit and shall promptly remit to the Founders the amount of any underpayment. The Founders may only exercise their audit rights under this Section 2.5 once in any twelve (12) month period.

2.6 Licensees. Any license or sublicense granted by the Company will, to the extent related to Products, be consistent with the terms and conditions of this Agreement, and Company shall include in any licenses or sublicenses sufficient provisions to enable it to comply with the royalty provisions contained in this Agreement, including without limitation, audit provisions substantially similar to those set forth in Section 2.5. As requested by the Founders, the Company shall enforce the provisions of its licenses and sublicenses applicable to the payment of royalties hereunder, including conducting audits of Licensee records pertaining to the sale of Products. Company shall remain primarily responsible for any failures by its Licensees to comply with the applicable terms of this Agreement, and of the terms of license and sublicense agreements that enable compliance with the terms of this Agreement. The Company will furnish a copy of all such licenses and sublicenses executed by the Company to the Founders promptly following the execution thereof; provided, however, that such copies may be redacted by the Company except as necessary to ensure compliance with the terms of this Agreement.

3.

3.	REPRESENTATIONS AND WARRANTIES

3.1 Mutual Representations and Warranties. Each Party represents and warrants to the others that: (a) it has full power and authority to enter into this Agreement and to carry out the provisions hereof; (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder; and (c) this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

3.2 Disclaimer of Warranties. Except as expressly set forth in this Agreement, NO PARTY MAKES ANY REPRESENTATION OR WARRANTY TO THE OTHER PARTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

3.3 Limitation of Liability. EXCEPT FOR PAYMENTS UNDER ARTICLE 2, NO PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTIES ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT.

3.4 Non-Competition.

(a) Subject to Section 3.4(b) and Section 3.4(c), each Founder agrees that he will not sell or participate in the sale of products during the Term that are (i) marketed for use in stopping, preventing, relieving or otherwise treating muscle cramping or muscle soreness, or aiding muscle recovery after exercise, and (ii) contain a TRPV1, TRPA1 or ASIC ion channel activator (the “Competitive Activity”).

(b) It shall not be a violation of Section 3.4(a) for a Founder to, directly or indirectly: (i) invest or hold an investment in any business or entity that conducts a Competitive Activity, so long as the Founder’s investment is less than 25% of the outstanding ownership interest in such business or entity, (ii) be employed by or provide consulting services to a business that conducts a Competitive Activity so long as such Founder is not actively involved in conducting the Competitive Activity; (iii) own any securities through any employee benefit plan, or (iv) perform any Competitive Activity for the benefit or at the request of Company or any of its Affiliates.

(c) The obligations set forth in Section 3.4(a) shall terminate if Company ceases to actively market products containing a TRPV1, TRPA1 or ASIC ion channel activator for cramp prevention and relief.

4.

4.	TERM

The term of this Agreement shall commence as of the Effective Date and shall continue for twenty (20) years (the “Term”).

5.	CONFIDENTIALITY

Each Founder will treat the royalty reports, the terms of this Agreement, and any other confidential or proprietary information of the Company disclosed to the Founders hereunder, as confidential information of the Company, will only use such information for the purposes of this Agreement, will protect it from unauthorized use, access, or disclosure in the same manner as the Founder protects its own confidential or proprietary information of a similar nature and with no less than reasonable care, will disclose it only to the employees or agents of the Founder who have a need to know such information, if any, for purposes of this Agreement and who are under a duty of confidentiality no less restrictive than the Founder’s duties hereunder, and will return to the Company or destroy all such information after expiration or termination of this Agreement. Each Founder will be allowed to disclose confidential information of the Company to the extent that such disclosure is (a) approved in writing by the Company or (b) required by law or by the order or a court of similar judicial or administrative body, provided that each Founder notifies the Company of such required disclosure promptly and in writing and cooperates with the Company, at the Company’s request and expense, in any lawful action to contest or limit the scope of such required disclosure.

6.	MISCELLANEOUS

6.1 Assignment. Each Founder may assign this Agreement and his rights and obligations hereunder to a Third Party upon prior written notice to the Company. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by the Company without the prior written consent of the Founders (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that, subject to the remaining provisions of this Section 6.1, the Company may assign this Agreement and its rights and obligations hereunder without the Founders’ consent (a) in connection with the transfer or sale of all or substantially all of the Company’s business to which this Agreement relates to a Third Party, whether by merger, sale of stock, sale of assets or otherwise (such Third Party, an “Acquirer”), or (b) to any Affiliate of the Company. The Company shall give the Founders prompt written notice of any such assignment. The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. As a condition to the effectiveness of any assignment hereunder, any Acquirer, successor or assignee of rights or obligations permitted hereunder shall, prior to the effectiveness of such assignment, expressly assume in writing to the other Parties hereto the obligation to perform the assigning Party’s obligations hereunder. For the avoidance of doubt, the Company may not assign, license or otherwise transfer the License Agreement or other material assets (including intellectual property) that may be used for the manufacture or sale of Products to any Third Party or Affiliate unless such Third Party or Affiliate agrees to be bound by the terms of this Agreement as if it were the Company hereunder. Any assignment not in accordance with this Agreement shall be void.

5.

6.2 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Massachusetts, without regard to its choice of law provisions. Any legal suit, action, or proceeding arising out of or related to this Agreement shall be instituted exclusively in the federal courts of the United States located in the Commonwealth of Massachusetts or the courts of the Commonwealth of Massachusetts, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding.

6.3 Waiver. Except as specifically provided for herein, the waiver from time to time by any Party of any right or failure to exercise any remedy shall not operate or be construed as a continuing waiver of the same right or remedy or of any other of such Party’s rights or remedies provided under this Agreement.

6.4 Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, (a) the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby to the maximum extent possible and (b) in lieu of such invalid, illegal or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible to effectuate the intents and purposes of such provision.

6.5 Notices. All notices and other communications provided for hereunder shall be in writing and shall be mailed by first-class, registered or certified mail, postage paid, or delivered personally, by overnight delivery service or by facsimile, with confirmation of receipt, addressed to the address set forth for such Party in the introduction hereto. Any Party may by like notice specify or change an address to which notices and communications shall thereafter be sent. Notices sent by facsimile shall be effective upon confirmation of receipt, notices sent by mail or overnight delivery service shall be effective upon receipt, and notices given personally shall be effective when delivered.

6.6 Entire Agreement; Amendment. This Agreement sets forth all of the agreements and understandings between the Parties hereto with respect to the subject matter hereof, and supersedes and terminates all prior agreements and understandings between the Parties with respect to the subject matter hereof. There are no agreements or understandings with respect to the subject matter hereof, either oral or written, between the Parties other than as set forth herein. Except as expressly set forth in this Agreement, no subsequent amendment, modification or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the Company and the Founders holding a majority in interest of the royalties payable hereunder. Notwithstanding the foregoing, this Agreement may not be amended or modified and the observance of any term hereof may not be waived with respect to any Founder without the written consent of such Founder, unless such amendment, modification, or waiver applies to all Founders in the same fashion.

6.

6.7 Headings. The captions contained in this Agreement are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Articles hereof.

6.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. An executed signature page of this Agreement delivered by facsimile transmission, including signatures in a fixed electronic format such as a PDF, will be as effective as an original executed signature page.

[Signature page follows]

7.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

FLEX INNOVATION GROUP, LLC

By:	/s/ William McVicar

Name:	William McVicar

Title:	Chief Executive Officer

THE FOUNDERS:

/s/ Bruce Bean
Bruce Bean

/s/ Donald MacKinnon
Donald MacKinnon

/s/ Roderick MacKinnon
Roderick MacKinnon

/s/ Christoph Westphal
Christoph Westphal